Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Otelco Inc.
Oneonta, Alabama
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-196002 and 333-224878) of Otelco Inc. of our report dated March 16, 2021, relating to the consolidated financial statements of Otelco Inc. and its subsidiaries, which appears in this Form 10-K.
/s/ BDO USA, LLP
Atlanta, Georgia
March 16, 2021